Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners

Reports Positive Non-Clinical Safety and Efficacy Results for CPP-115

Significant Improvement in Retinal Safety vs. Vigabatrin

Results Support Completing IND Enabling Studies

Catalyst to Hold Conference Call at 8:30 am ET Today to Discuss Results

CORAL GABLES, FL, November 1, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced positive results from a series of CPP-115 preclinical safety and efficacy evaluations. CPP-115 was found to have a significantly improved retinal safety profile compared to vigabatrin. Additionally, the compound was found to be orally absorbed, not metabolized, and generally safe as determined in a battery of critical initial safety evaluations. Finally, CPP-115 induced significant responses in accepted animal models supporting potential efficacy as a treatment of both epilepsy and stimulant addiction.

Catalyst’s initial evaluations compared CPP-115, vigabatrin and a placebo in an animal model optimized to assess visual safety. In this evaluation, CPP-115 was found to be significantly safer than vigabatrin, the only other known and commercially available GABA-aminotransferase inhibitor.

“The positive results from these studies represent a significant milestone for our company in that the responses in the animal models are strongly predictive of therapeutic benefit in humans,” stated Patrick J. McEnany, Catalyst’s Chief Executive Officer. “We are also extremely pleased that CPP-115 demonstrated a major improvement in visual safety compared to vigabatrin. The potential risk of peripheral vision loss from vigabatrin has been an important concern among patients and their physicians. Based on the strength of this and the other data found in these safety and efficacy studies, the company considers CPP-115 to be the leading candidate as a next generation treatment for addiction and epilepsy. We expect to initiate the remaining studies necessary to file an IND in the third quarter of next year.”

“The effect of CPP-115 on retinal electrophysiological (ERG) responses showed significantly smaller changes from baseline than the effect of vigabatrin after both 45 and 90 days of drug exposure,” said Cheryl M. Craft, Ph.D., the Mary D. Allen Chair in Vision Research at the Doheny Eye Institute and Professor of Ophthalmology and Cell & Neurobiology, Keck School of Medicine of the University of Southern California. “The observed vigabatrin treatment changes are similar to past reports of ERG deficits in individuals and in animal models, including our own published work. Therefore, these cumulative data from the current study support the hypothesis that CPP-115 caused substantially less retinal functional deficits than vigabatrin, which suggests this drug is likely to have an improved retinal safety profile compared to vigabatrin.”

Catalyst conducted its initial series of safety and efficacy evaluations in a number of animal and in-vitro laboratory tests. Key results include:

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In visual safety testing of treated rats exposed for 90 days to CPP-115, vigabatrin, and placebo, CPP-115 caused substantially less retinal damage than vigabatrin at well above the expected therapeutic doses.

•	The oral pharmacokinetic behavior (PK) of CPP-115 in rats supports further development as an orally delivered pharmacotherapy.

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CPP-115 was found to not inhibit or induce metabolic enzymes and is not itself metabolized. As a result, drug-drug interactions or other metabolism-related side effects are unlikely. Additionally, non-metabolized drugs are advantageous for treating drug addicts; a population that often has impaired liver function.

•

With the exception of its biochemical target, GABA-aminotransferase, CPP-115 did not show any clinically significant binding to 111 of the most prevalent receptors, proteins and transporters. Additionally, CPP-115 showed no binding to other GABA–related targets (GABA receptors and transporters). Therefore, CPP-115 is very specific and is not likely to induce drug-drug interactions or unintended side effects.

•	CPP-115 did not show any interference with the hERG channel and is therefore not likely to induce heart arrhythmias.

•	CPP-115 did not show any abnormalities in an in-vitro battery of genotoxicity tests and thus is not likely to be carcinogenic.

•

CPP-115 did not show any inhibition of AST and ALT at doses far above the expected therapeutic dosage. This is in contrast to vigabatrin’s known inhibition at therapeutic doses of these key liver transaminase enzymes.

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CPP-115, like vigabatrin, was found to significantly reduce seizures in accepted animal models of epilepsy, as evaluated by the National Institutes of Health’s Anticonvulsant Screening Program (ASP), at lower doses than vigabatrin.

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CPP-115 was found to eliminate cocaine-related conditioned place preference and significantly reduced cocaine-induced dopamine surge, key tests needed to demonstrate a drug’s effectiveness as a potential treatment for stimulant addiction. These effects were observed at doses more than 100 times lower than that needed by vigabatrin to achieve the same effect.

“These results demonstrate that CPP-115 has great promise as a pharmacotherapy for treating both stimulant addiction and epilepsy,” said Dr. Steven Miller, Catalyst’s Chief Scientific Officer. “This initial battery of tests addressed the most common safety concerns of new molecular entities, along with retinal toxicity. All of the results definitively demonstrated CPP-115’s favorable safety profile, biochemical specificity, bioavailability, metabolic stability and potential efficacy. The pharmacological target of CPP-115 is the same as is associated with Sabril® (vigabatrin), which is an approved, effective epilepsy drug. As a result, the development pathway going forward is well understood.”

Conference Call

The Company will host a conference call today to discuss the CPP-115 study results.

Time: 8:30 am ET

Dial-in numbers: (866) 501-1521 (U.S. and Canada) or (760) 536-8586 (international)

Conference ID#: 22090693

Live webcast: www.catalystpharma.com, under “Events”

The teleconference replay will be available three hours after completion through November 5, 2010 at (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (international). The replay pass code is 22090693. The archived webcast will be available for one year.

About CPP-115

CPP-115 is the lead compound being developed by Catalyst under its license agreement with Northwestern University. Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented CPP-115. Dr. Silverman holds 41 patents and is the inventor of pregabalin (Lyrica®). He is the recipient of numerous awards, most recently the 2009 Perkin Medal, has published over 250 peer reviewed articles, and has written four books over his 33 year career in academia. Complete details of Dr. Silverman’s achievements can be found at http://chemgroups.northwestern.edu/silverman.

About Cheryl Craft, Ph.D.

Dr. Craft, who consults with Catalyst on eye safety issues, is a noted expert in the fields of retinal molecular and cell biology, gene regulation of retinal function, and the physiological and histological evaluation of the retina in health and disease. Dr. Craft is a co-author of the published work upon which CPP-115’s method of visual safety evaluation is based. Dr. Craft’s complete work and accomplishments can be found at http://www.usc.edu/programs/neuroscience/faculty/profile.php?fid=9.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system, such as epilepsy and neuropathic pain. Catalyst has two GABA aminotransferase inhibitors in development, CPP-109 (vigabatrin) and CPP-115. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase inhibition. For more information about the Company, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown ‘risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will ultimately be determined to be a safe and effective treatment for epilepsy or stimulant addiction, whether Catalyst has sufficient funds to complete the remaining non-clinical studies required to file an IND for CPP-115 and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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